Exhibit 10.1

APPENDIX B

TO THE EMPLOYMENT AGREEMENT BETWEEN

IMAGE SENSING SYSTEMS, INC., AND GREGORY R. L. SMITH

WHEREAS, Image Sensing Systems, Inc. (“ISS”) and Gregory L. Smith (“Smith”) (ISS and Smith are collectively referred to as “the parties”) entered into an Employment Agreement which became effective on January 2, 2007 (the “Employment Agreement”); and

WHEREAS, in order to receive certain severance payments and related benefits under Section 6 of that Employment Agreement, the parties agreed that Smith would be required to sign a release of claims at the time of the event contemplated by that Section 6; and

WHEREAS, the parties have agreed to a form of release substantially similar to that set forth in this Appendix B;

WHEREAS, under the terms of this Appendix B, Smith agrees to release all claims – whether known or unknown – that he may have against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates, through the date of his signature on this Appendix B; and

WHEREAS, in addition to the severance provided for in the Employment Agreement, ISS agrees to provide Smith with additional severance and outplacement services, as set forth herein.

NOW, THEREFORE, it is mutually agreed by and between the parties for good and valuable consideration as follows:

A.                  Smith affirms that he is signing this Appendix B on or after the termination of his employment, as described in Section 6 of the Employment Agreement.

B.                  ISS agrees that in addition to the severance amount set forth in Section 6 (c) of the Employment Agreement, it will provide Smith with three (3) additional months’ continuation of his base salary, for a total severance amount of nine (9) months’ continuation of his base salary.

C.                  ISS agrees to reimburse Smith for outplacement services in an amount up to Seven Thousand Five Hundred and no/100 Dollars ($7,500.00).

D.                  Smith, for good and valuable consideration, does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which he has or may have against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of his signature on this Appendix B.

Smith understands that he is giving up any and all claims (whether now known or unknown) that he may have including (without limitation) claims relating to his employment with ISS, and the cessation of his employment with ISS, including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, as amended by the Americans with Disabilities Amendments Act (collectively, the “ADA”); the Family & Medical Leave Act (“FMLA”); the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”); or any other federal, state, or local statute, ordinance, or law. Smith also understands that he is giving up all other claims, including those grounded in contract or tort theories, including but not limited to breach of contract; tortious interference with contractual relations; promissory estoppel; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, defamation and self-publication defamation; intentional or negligent infliction of emotional distress; sexual harassment; or any other theory.

Smith further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates. Smith understands that, while he retains his right to bring an administrative charge with the Equal Employment Opportunity Commission or the Minnesota Department of Human Rights, he waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or claim.

E.                   Smith understands that he has the right to seek legal counsel before entering into this Appendix B and that he has twenty-one (21) days from the date of his termination to execute this Appendix B.

F.                   Smith understands that he may revoke this release (Appendix B) (1) with respect to potential age-related claims within the seven (7)-day period following the date he signs it and (2) with respect to potential claims under the Minnesota Human Rights Act within the fifteen (15)-day period following the date he signs it. Smith also understands that, if he does revoke this release (Appendix B), he gives up any right to the consideration provided to him and the benefits described in Section 6 of the Employment Agreement and Sections B and C of this Appendix B.

G.                  Smith acknowledges that he has read this Appendix B, that he understands it, and that he enters into Appendix B voluntarily.

Dated:	July 11, 2013	By:	/s/ Gregory Smith
Gregory R. L. Smith